EXHIBIT 99.1

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121
Traded: Nasdaq: TCAM

COMPANY CONTACTS:
Michael Paxton	Keith Klein
Chairman, President and CEO	Chief Financial Officer
(651) 686-2500	(651) 686-2500

FOR IMMEDIATE RELEASE
Tuesday, February 10, 2004

TRANSPORT CORPORATION OF AMERICA
REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, February 10, 2004 – Transport Corporation of America, Inc. (NASDAQ: TCAM), today announced revenues for the fourth quarter 2003 of $62.1 million, compared with 2002 fourth quarter revenues of $69.2 million. Fourth quarter’s net income was $322,000 or $0.04 per diluted share, compared with 2002 fourth quarter net loss of $1.3 million, or $0.18 per diluted share. Results in the fourth quarter 2003 include a non-cash benefit of $164,000 after taxes, or $0.02 per diluted share, for a change in estimate related to the impairment of revenue equipment.

During the fourth quarter of 2003, the Company increased its accident reserves by $1.5 million and its workers compensation reserves by $0.3 million, compared to reserve increases of $1.9 million and $0.7 million, respectively, in the fourth quarter of 2002. These increases are the result of increased claim settlement costs and growth in open claims. At December 31, 2003, 2002, and 2001, total reserves for accident claims were $10.1 million, $8.2 million, and $5.3 million, respectively, and total reserves for workers compensation claims were $2.5 million, $1.8 million, and $1.2 million, respectively.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “We are pleased to report improved year-over-year operating results. We have made excellent strides in improving our freight network and driving productivity and reduced costs. Our operating ratio improved from 101.2 in the fourth quarter of 2002 to 97.7 in the fourth quarter of 2003. Unfortunately, revenues in the fourth quarter were negatively impacted by higher than expected unseated tractors and the availability of owner operator capacity. While the hiring market has tightened significantly, we have taken actions that we expect will address these trends, including increasing driver pay rates and accessorial compensation. Our revenue per loaded mile improved during the quarter by 1.7 percent sequentially from third quarter and 4.0 percent on a year-over-year basis, and we expect this trend to continue into 2004. We also reduced our outstanding debt balance by $10.1 million during the quarter, ending the year with total debt of $54.9 million, including capital lease obligations.”

During the fourth quarter 2003, the Company completed the previously announced sale-leaseback transaction related to its leased corporate facility. The Company sold its right to purchase the office facility and received proceeds, net of commissions and other closing costs, of approximately $11.5 million. Proceeds from this transaction were used to repay the outstanding debt on the facility.

Concurrent with closing, the Company signed a 13-year lease for approximately two-thirds of the building space it currently occupies with annual base rents of approximately $1.0 million for the first year.

Full Year Results

For the year ended December 31, 2003, Transport America announced revenues of $258.9 million, compared with 2002 revenues of $273.2 million. Net income before cumulative effect of a change in accounting principle for the year was $74,000, or $0.01 per diluted share, compared with a 2002 net loss before cumulative effect of a change in accounting principle of $3.7 million, or $0.50 per diluted share.

Results in 2003 include a non-cash benefit of $0.3 million after taxes, or $0.05 per share, for changes in estimates related to the impairment of revenue equipment and a gain of $0.8 million after taxes, or $0.11 per share, relating to the sale of its Clarksville maintenance facility. Results in 2002 include a non-cash asset impairment charge of $2.5 million after taxes, or $0.35 per share, for asset impairment charges related to plans to dispose of approximately 260 tractors without guaranteed residual values and 500 trailers in excess of the Company’s needs.

Net loss, including the cumulative effect of changes in accounting principles, for the year ended December 31, 2003 was $1.1 million, or $0.15 per share, compared to $20.4 million, or $2.81 per share, in 2002. Results in 2003 include a non-cash charge of $1.1 million after taxes, or $0.15 per share, for a change in accounting principle relating to its corporate office building and a non-cash charge of $0.1 million after taxes, or $0.01 per share, for a change in accounting principle relating to environmental disposal costs on tires. Results in 2002 include a non-cash goodwill impairment charge of $16.7 million after taxes, or $2.31 per share.

Review of 2003

Reflecting on the past year, Paxton noted, “The past year has been a year of significant change in rebuilding the fundamentals of Transport America. While these changes have created some anxiety for our employees and contractors, we enter 2004 as a leaner, stronger company focused on achieving our strategic priorities. We hired new leadership for our sales, operations, and risk management organizations as well as other key management roles in the company. We have made significant improvement in our business fundamentals throughout 2003. Our ongoing cost reduction efforts continue to make Transport America more competitive. Our administrative productivity has again improved, with our revenue per non-driver employee increasing by 5.9 percent in 2003 over the previous year on a lower revenue base. We have improved our tractor utilization and reduced deadhead from 2002 levels. We also reduced our trailer-to-tractor ratio by selling an additional 400 trailers that were no longer necessary to meet customer needs. We closed two service center facilities that did not fit our network and did not provide an adequate return on invested capital. We have sold one of these facilities and used the proceeds to reduce debt. We also eliminated redundant functions throughout our other service centers and increased our maintenance capabilities in other facilities to provide maintenance services to our owner operators.”

“Our sales organization is successfully securing new opportunities that continue to drive density and balance in our network, and we are attaining increased freight rates as we better manage the network and customer mix. Finally, we have also significantly strengthened our balance sheet in 2003 by exceeding our debt reduction plan, eliminating under-productive assets, and selling our corporate office building. Our debt to equity ratio is below one-to-one for the first time since 1997. Overall, we are pleased with the progress we have made and expect continued improvement in 2004.”

Outlook

Looking ahead, Paxton commented, “We have been very proactive in addressing the new hours of service rules that went into effect January 4, 2004. Our proprietary technology solution has allowed us to quickly implement the tools needed to manage in this new environment. We have adopted new accessorial charges for customer events that decrease asset productivity, and we are proactively working with customers to eliminate inefficiencies in their supply chain network. Several of our customers have used our hours of service capabilities as the benchmark for other carriers to meet.”

“We expect the rate environment to remain strong for the foreseeable future. An improving economy and limited driver availability will continue to put pressure on truckload capacity. Our biggest challenge right now is seated capacity as the market for new drivers has tightened significantly. We have implemented several programs to boost our recruiting efforts and increase our seated fleet percentage.”

The Company will host a conference call and webcast on Tuesday, February 10, 2004 at 10:00 a.m. Central Time. The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.companyboardroom.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis — St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5)changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, and (11) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Twelve Months ended December 31, 2003 and 2002
(In thousands, except share and per share amounts)

	Three Months (Unaudited)				Year To Date (Unaudited)
	2003		2002		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%

Operating revenues	$62,051	100.0	$69,173	100.0	$258,859	100.0	$273,227	100.0
Operating expenses:
Salaries, wages, and benefits	17,115	27.6	20,057	29.0	71,080	27.5	80,289	29.4
Fuel, maintenance, and other expense	8,876	14.3	10,154	14.7	38,933	15.0	38,903	14.2
Purchased transportation	21,064	33.9	23,719	34.3	91,516	35.4	91,706	33.6
Revenue equipment leases	272	0.4	259	0.4	1,069	0.4	841	0.3
Depreciation and amortization	6,137	9.9	6,604	9.5	25,104	9.7	27,474	10.1
Insurance, claims, and damage	3,460	5.6	4,993	7.2	12,287	4.7	13,615	5.0
Taxes and licenses	1,123	1.8	1,212	1.8	4,556	1.8	4,986	1.8
Communication	533	0.9	563	0.8	2,194	0.8	2,576	0.9
Other general and administrative expenses	2,270	3.7	2,485	3.6	9,611	3.7	9,052	3.3
Impairment of revenue equipment	(271)	(0.4)	0	0.0	(549)	(0.2)	4,741	1.7
Gain on disposition of property and equipment	15	0.0	(14)	(0.0)	(1,302)	(0.5)	(36)	(0.0)

Total operating expenses	60,594	97.7	70,032	01.2	254,499	98.3	274,147	100.3

Operating income (loss)	1,457	2.3	(859)	(1.2)	4,360	1.7	(920)	(0.3)
Interest expense, net	924	1.5	1,219	1.8	4,123	1.6	5,447	2.0

Earnings (loss) before income taxes	533	0.9	(2,078)	(3.0)	237	0.1	(6,367)	(2.3)
Income tax provision (benefit)	211	0.3	(783)	(1.1)	163	0.1	(2,711)	(1.0)

Earnings (loss) before cumulative effect of
change in accounting principle	322	0.5	(1,295)	(1.9)	74	0.0	(3,656)	(1.3)
Cumulative effect of changes in accounting
principle, net of tax effect	0	0.0	0	0.0	(1,153)	(0.4)	(16,694)	(6.1)

Net earnings (loss)	$322	0.5	$(1,295)	(1.9)	$(1,079)	(0.4)	$(20,350)	(7.4)

Earnings (loss) per common share – basic
Before cumulative effect of changes
in accounting principle	$0.05		$(0.18)		$0.01		$(0.50)
Net earnings (loss) per share	$0.05		$(0.18)		$(0.15)		$(2.81)
Earnings (loss) per common share – diluted
Before cumulative effect of changes
in accounting principle	$0.04		$(0.18)		$0.01		$(0.50)
Net earnings (loss) per share	$0.04		$(0.18)		$(0.15)		$(2.81)
Average common shares outstanding
Basic	7,141,730		7,236,835		7,171,368		7,242,893
Diluted	7,233,431		7,236,835		7,202,809		7,242,893

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
December 31, 2003 and 2002
(In Thousands)
Unaudited

ASSETS

	2003	2002

Current Assets:
Cash and cash equivalents	$2,345	$124
Trade receivables, net of allowances	24,978	28,374
Other receivables	1,200	1,942
Operating supplies	813	1,076
Deferred income taxes	6,429	5,245
Prepaid expenses	2,894	1,852

Total Current Assets	38,659	38,613
Revenue Equipment, At Cost	180,970	195,702
Less: accumulated depreciation	(77,435)	(79,998)

Revenue Equipment, Net	103,535	115,704
Property and Other Equipment:
Land, buildings, and improvements	16,237	17,643
Other equipment and leasehold improvements	21,436	22,536
Less: accumulated depreciation	(16,667)	(15,424)

Property and Other Equipment, Net	21,006	24,755

Revenue, Property and Other Equipment, Net	124,541	140,459
Other Assets, Net	2,045	2,803

Total Assets	$165,245	$181,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2003	2002
Current Liabilities:
Current maturities of Long Term Debt	$8,843	$15,907
Current maturities of Capital Lease Obligations	4,328	5,734
Accounts payable	3,526	4,427
Checks issued in excess of cash balances	1,066	1,404
Due to independent contractors	1,545	1,658
Accrued expenses	20,050	17,708

Total Current Liabilities	39,358	46,838
Long-Term Debt & Capital Lease Obligations
Long-term debt less current maturities	28,821	30,575
Capital lease obligations less current maturities	12,928	17,267

Total Long-Term Debt
& Capital Lease Obligations	41,749	47,842
Deferred Income Taxes	25,437	26,973
Shareholders’ Equity:
Common stock	71	72
Additional paid-in capital	29,889	30,330
Retained earnings	28,741	29,820

Total Shareholders’ Equity	58,701	60,222

Total Liabilities and Equity	$165,245	$181,875

TRANSPORT CORPORATION OF AMERICA, INC.
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
Three and Twelve Months Ended December 31, 2003 and 2002

	Three Months		Twelve Months
	2003	2002	2003	2002

Operating Statistics
Company tractors, seated	822	1,012	822	1,012
Company tractors, other	178	45	178	45
Independent contractor, seated	713	836	713	836

Total tractors (at end of period)	1,713	1,893	1,713	1,893
Trailers (at end of period)	4,980	5,460	4,980	5,460
Average total tractors in service	1,668	1,860	1,778	1,909
Total loaded miles (000's)	40,936	47,245	173,872	186,607
Total miles (000's)	45,544	52,627	193,772	210,842
Trucking revenue per tractor per week*	$2,852	$2,837	$2,726	$2,714
Trucking revenues per loaded mile*	$1.441	$1.385	$1.410	$1.405
Trucking revenues per mile*	$1.295	$1.243	$1.266	$1.244
Average empty mile percentage	10.1%	10.2%	10.3%	11.5%
Average length of haul, all miles	697	740	718	717
Average annual revenues per non-
driver employee (000's)	$607	$609	$628	$593
Financial Data (000’s)
Trucking revenue	$59,030	$65,419	$245,320	$262,207
Fuel surcharge revenue	2,329	2,359	10,796	5,283
Logistics	692	1,395	2,744	5,737

Total revenue	$62,051	$69,173	$258,859	$273,227
Capital expenditures, net of proceeds	$4,064	$3,980	$11,016	$7,616
Total debt and capital lease obligations	$54,919	$69,483	$54,919	$69,483
* Excluding fuel surcharge